UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Walter Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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March 28, 2005

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Walter Industries, Inc. (the “Company”) to be held at 10:00 A.M., local time, on Thursday, April 28, 2005 at the Saddlebrook Resort, 5700 Saddlebrook Way, Wesley Chapel, Florida 33543. The enclosed Notice of Meeting and Proxy Statement details the business to be conducted.

The Board of Directors urges you to vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting.

Thank you for your continued support of Walter Industries, Inc.

Sincerely,
Don DeFosset
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 28, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Walter Industries, Inc. (the “Company”), a Delaware corporation, will be held on Thursday, April 28, 2005 at 10:00 A.M., local time, at the Saddlebrook Resort, 5700 Saddlebrook Way, Wesley Chapel, Florida 33543, for the following purposes:

1.	to elect seven members to the Board of Directors to serve for the ensuing year;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2005; and

3.	to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Only stockholders of record at the close of business on March 8, 2005 are entitled to notice of and to vote at the Annual Meeting.

The Annual Report of the Company for the year ended December 31, 2004 is enclosed.

The mailing address of the principal executive offices of the Company is Post Office Box 31601, Tampa, Florida 33631-3601.

Your attention is invited to the Proxy Statement on the following pages.

By Order of the Board of Directors
Victor P. Patrick
Secretary

Tampa, Florida
March 28, 2005

WALTER INDUSTRIES, INC.
4211 W. Boy Scout Blvd.
Tampa, Florida 33607

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Walter Industries, Inc. (the “Company”) of proxies for the Annual Meeting of Stockholders of the Company to be held on April 28, 2005 at 10:00 A.M., local time, at Saddlebrook Resort, 5700 Saddlebrook Way, Wesley Chapel, Florida 33543, and any adjournments thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

THE PROXY

The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail, the Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. The Company may use the services of its officers and other employees of the Company who will receive no compensation for their services, other than their regular compensation, to solicit proxies personally, by telephone or by facsimile transmission.

This Proxy Statement and enclosed proxy is first being mailed to stockholders on or about March 28, 2005.

The close of business on March 8, 2005 has been fixed by the Board of Directors as the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date there were issued and outstanding 37,814,351 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock held. The presence in person or by proxy of a majority of the shares of Common Stock issued and outstanding on the Record Date is required for a quorum. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the proposal regarding the election of directors and to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2005.

If the enclosed proxy is properly signed and returned and not revoked, the shares represented thereby will be voted at the Annual Meeting. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify in the proxy how the shares are to be voted, the shares will be voted FOR the election of the director nominees named in this Proxy Statement; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2005.

A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving written notice or by giving a later proxy, in either case delivered by mail to the Secretary of the Company and effective upon receipt by the Company. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

IN ORDER THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AT THIS MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO PLEASE SIGN, DATE AND MAIL THE PROXY OR VOTE BY TELEPHONE OR INTERNET PROMPTLY.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board of Directors currently has nine (9) members. Each current member holds office until the Annual Meeting. Two (2) current members, Mr. Perry Golkin and Mr. Simon E. Brown, will not be standing for re-election at the Annual Meeting but will serve the remainder of their term. On March 21, 2005, the Board approved a resolution that effective upon the election of directors at the 2005 Annual Meeting the number of directors that shall constitute the Board will be seven (7). Mr. Don DeFosset has announced his intention to retire from his positions as Chairman, Chief Executive and President when his successor is appointed by the Board of Directors. He will retire from the Board of Directors at that time. The Board is conducting a process to identify director candidates and, if appropriate and when qualified candidates are found, the Board will exercise its powers under the Company’s by-laws to increase the number of directors and to appoint one or more directors to fill the vacancy or vacancies.

Nominees

Seven (7) directors are to be elected at the Annual Meeting. The seven (7) nominees for election as directors are named below. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

The names of the nominees and certain information about them are set forth below:

Name	Age	Served as Director of the Company From
Donald N. Boyce	66	1998
Howard L. Clark, Jr.	61	1995
Don DeFosset	55	2000
Jerry W. Kolb	69	2003
Bernard G. Rethore	63	2002
Neil A. Springer	66	2000
Michael T. Tokarz	55	1987

DONALD N. BOYCE has been a director of the Company since August 1998. Mr. Boyce was appointed Interim Chairman of the Board, President and Chief Executive Officer of the Company on August 3, 2000 and resigned as President and Chief Executive Officer on November 2, 2000. He resigned from the position of Chairman of the Board as of March 1, 2002. Mr. Boyce was Chairman of the Board of Directors of IDEX Corporation from April 1, 1999 until March 31, 2000 and was Chairman of the Board of Directors, President and Chief Executive Officer of IDEX Corporation from January 1988 until March 31, 1999.

HOWARD L. CLARK, JR. has been a director of the Company since March 1995. Mr. Clark has been Vice Chairman of Lehman Brothers Inc., an investment-banking firm, since February 1993; prior thereto Mr. Clark served as Chairman and Chief Executive Officer of Shearson Lehman Brothers Inc. Mr. Clark also is a director of Lehman Brothers Inc., Maytag Corporation, United Rentals, Inc. and White Mountains Insurance Group, Ltd.

DON DEFOSSET was appointed to the Board effective November 6, 2000. He was appointed President and Chief Executive Officer on November 2, 2000 and was appointed Chairman of the Board effective March 1, 2002. From October 1999 to June 2000, he served as Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc. He is also a director of Terex Corporation and Safelite Glass Corp.

JERRY W. KOLB was appointed to the Board on June 19, 2003. Mr. Kolb retired as a Vice Chairman of Deloitte & Touche LLP in 1998, a position he held since 1986. He also is a director of New Skies Satellites N.V. (publicly traded until November 2004) and The Mid-America Group.

BERNARD G. RETHORE was appointed to the Board effective March 15, 2002. He has been Chairman of the Board Emeritus of Flowserve Corporation since April 2000. From January 2000 to April 2000 he served as Flowserve Corporation’s Chairman. He had previously served as Chairman and Chief Executive Officer of Flowserve Corporation from July 1997 to January 2000 and held the additional title of President from October 1998 to July 1999. Mr. Rethore is a director of Maytag Corp., Belden CDT, Inc., and Dover Corp.

NEIL A. SPRINGER was appointed to the Board on August 3, 2000. Mr. Springer is managing director of Springer & Associates LLC which was established in 1994. Mr. Springer also is a director of IDEX Corporation, USF Corporation and CUNA Mutual Insurance Group.

MICHAEL T. TOKARZ has been a director of the Company since 1987. Since February 1, 2002 he has been a member of the Tokarz Group, LLC. From January 1996 until February 1, 2002, Mr. Tokarz was a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of IDEX Corporation, Conseco and MVC Capital.

In order to be elected, a nominee must receive the vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Abstentions from voting will have the same effect as a vote against the election of directors. Broker non-votes will not affect the outcome of this proposal because shares that constitute broker non-votes are not considered entitled to vote on a proposal. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner and instructions are not given. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the election of the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above.

Directors Not Standing For Re-election:

Name	Age	Business Experience	Served as Director of the Company From
Simon E. Brown	34	Mr. Brown was appointed to the Board on August 19, 2004. Mr. Brown has been a Principal of Kohlberg Kravis Roberts & Co. since 2003. From 1999-2003 Mr. Brown was an executive with Madison Dearborn Partners. Mr. Brown also is a director of Sealy Corporation and The Boyds Collection Ltd.	2004

Perry Golkin	51	Mr. Golkin was a director of the Company from 1987 to March 2, 1995. On November 14, 1995, he was re-elected a director of the Company. Mr. Golkin has been a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. since January 1996. Mr. Golkin was a general partner of Kohlberg Kravis Roberts & Co. L.P. from January 1995 to January 1996. Mr. Golkin also is a director of PRIMEDIA Inc., Rockwood Specialties, Inc., Willis Group Holdings Limited, Bristol West Holdings, Inc. and Alea Group Holdings (Bermuda) Ltd.	1987

PROPOSAL TWO
TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING
DECEMBER 31, 2005

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2005. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. He will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. PricewaterhouseCoopers LLP has served as independent certified public accountants for the Company since its formation in 1987.

The appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2005 will be ratified if approved by the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting. Abstentions from voting will have the same effect as a vote against the appointment of PricewaterhouseCoopers LLP as independent certified public accountants. Broker non-votes will not affect the outcome of this proposal because shares that constitute broker non-votes are not considered entitled to vote on a proposal. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2005.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2005.

Fees Paid to Independent Auditor

The following table sets forth the approximate aggregate fees billed to the Company for fiscal years ended December 31, 2004 and December 31, 2003 by PricewaterhouseCoopers LLP (“PWC”), the Company’s independent auditor, for the audit of the Company’s annual financial statements and services rendered by PWC.

	FISCAL YEARS ENDED
	2004	2003
AUDIT FEES	3,820,000	$1,339,000
AUDIT RELATED FEES (a)	102,000	381,000
TAX FEES (b)	173,000	551,000
ALL OTHER FEES (c)	87,000	24,000
TOTAL FEES	4,182,000	$2,295,000

(a)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services related primarily to audits of the Company’s benefit plans, agreed-upon procedures related to securitizations, and audits of separate statements for divested subsidiaries and, in 2004, Sarbanes-Oxley Section 404 work.

(b)	Tax Fees consist of professional services rendered by PWC for tax compliance, tax advice, and tax planning.

(c)	All Other Fees consist principally of professional services rendered by PWC for advisory and consulting services.

The Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the auditors’ independence.

All audit and permitted non-audit services to be performed by PWC require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee.

CORPORATE GOVERNANCE

Board Meetings and Committees

During the fiscal year ended December 31, 2004, there were eleven (11) meetings of the Board and each director attended at least 75% of all meetings of the Board and of the committees of the Board on which he served during 2004. The Company has a long-standing policy of director attendance at the Annual Meeting. Last year, all of the directors attended the Annual Meeting. The non-management directors, all of whom are also independent directors, meet in executive session on at least a quarterly basis. The Chairman of the Nominating and Corporate Governance Committee, currently Howard L. Clark, Jr., has been appointed to preside at the executive session of the independent directors.

Director Independence

Upon consideration of the criteria and requirements regarding director independence set forth in the rules adopted by the NYSE, the Board has affirmatively determined that each of the directors and director nominees except Mr. DeFosset, the Chairman of the Board and Chief Executive Officer, has no material relationship with the Company and that all of the directors, except Mr. DeFosset, are independent. In making such determination, the Board considered each relationship between the Company and any director, as follows: a) the affiliation of Messrs. Golkin and Brown with Kohlberg Kravis Roberts & Co., L.P., which, through several partnerships (the “KKR Partnerships”), owned and sold in several transactions in 2004 13,958,589 shares of Common Stock, including the sale of 5,958,589 shares to the Company; b) the investment in the KKR Partnerships by Messrs. Boyce and Tokarz; c) Mr. Boyce’s service as Interim Chief Executive Officer of the Company from August 3, 2000 to November 2, 2000; d) the investment interest of Mr.Tokarz in Vestal Manufacturing Enterprises, Inc., the buyer of substantially all the assets of Vestal Manufacturing Company, a subsidiary of the Company, and e) the payment by the Company in 2003 of $319,751 in underwriting fees to Lehman Brothers, Inc., an investment banking firm with 2003 net revenues of $8.6 billion (Mr. Clark is Vice Chairman of Lehman). The Board concluded that none of the foregoing constituted a ‘material relationship’ with the Company within the meaning of the director independence standards adopted by the NYSE.

The Board will monitor and review at least once annually commercial, industrial, banking, charitable and other relationships that directors may have with the Company to determine whether the directors are independent in accordance with the rules adopted by the NYSE.

Committee Membership and Meetings

For the fiscal year ended December 31, 2004, there were 10 meetings of the Audit Committee, 3 meetings of the Compensation and Human Resources Committee, and 2 meetings of the Nominating and Corporate Governance Committee. The Board of Directors has affirmatively determined that the Audit Committee, the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee consist entirely of independent directors under the rules established by the NYSE and the Securities and Exchange Commission (“SEC”).

Audit Committee

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to the Company’s stockholders relating to the Company’s financial reporting process and systems of internal control. The Audit Committee is also responsible for determining whether the Company’s financial systems and reporting practices are in accordance with applicable requirements. The Audit Committee also approves services and fees of the independent auditors. The Audit Committee charter is posted on the corporate governance section of the Company’s website at www.walterind.com (the “Company’s website”) and is available in print to stockholders who request a copy. The Board of Directors has determined that all Audit Committee members are financially literate under the NYSE listing standards. All of the members of the Audit Committee qualify as audit committee financial experts within the meaning of the rules and regulations of the

SEC. The Audit Committee has adopted procedures in its charter for pre-approving all audit and non-audit services provided by the independent auditors. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditors are able to provide the most effective services, for reasons such as their familiarity with the Company’s current and past business, accounting systems and internal operations, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee. The present members of the Audit Committee are Neil A. Springer, Chairman, Jerry W. Kolb and Bernard G. Rethore.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee is responsible for reviewing and approving salaries of senior executives of the Company and the presidents of its significant subsidiaries and for reviewing and recommending for approval by the Board executive and key employee compensation plans, including incentive compensation, stock incentives and other benefits. The Compensation and Human Resources Committee charter is posted on the Company’s website at www.walterind.com and is available in print to stockholders who request a copy. The present members of the Compensation and Human Resources Committee are Donald N. Boyce, Chairman, Perry Golkin, Bernard G. Rethore and Neil A. Springer.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for establishing the criteria for and the qualifications of persons suitable for nomination as directors and reporting its recommendations to the Board. The Board determines the number of directors that shall constitute the Board of Directors, subject to the requirement set forth in the Company’s by-laws that the number of directors shall be not less than 5 nor more than 13. The Nominating and Corporate Governance Committee will consider candidates for nominees for election as directors of the Company submitted by stockholders. In identifying candidates for membership on the Board of Directors, the Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specializations, relevant technical skills, diversity, and the extent to which a candidate would fill a need on the Board of Directors. The Committee’s policy with regard to director candidates submitted by stockholders is to consider such submissions in accordance with the following procedures: Any stockholder who wishes to have the Nominating and Corporate Governance Committee consider a candidate is required to give written notice of the stockholder’s intention to make such a nomination. Notices of nomination for the 2006 annual meeting must be received by the Company’s Secretary at the address on the first page of this Proxy Statement no earlier than January 8, 2006 and no later than January 28, 2006. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, as set forth in the Company’s by-laws. A proposed nomination which does not comply with the above requirements will not be considered. The Nominating and Corporate Governance Committee charter is posted on the Company’s website at www.walterind.com and is available in print to stockholders who request a copy. The present members of the Nominating and Corporate Governance Committee are Howard L. Clark, Jr., Chairman, Donald N. Boyce, Perry Golkin and Michael T. Tokarz.

Directors’ Compensation

No directors’ fees are paid to directors who are full-time employees of the Company or any of its subsidiaries. For the fiscal year ended December 31, 2004, non-employee directors of the Company were paid retainer fees of $7,500 per quarter, except for the Chairman of the Audit Committee, who is paid a retainer fee of $8,750 per quarter. Each non-employee director also received a fee of $1,500 for each Board or committee meeting attended and was reimbursed for travel and lodging expenses. On February 17, 2005, the Board approved a change in non-employee director quarterly retainer fees. Non-employee directors will be paid retainer fees of $11,250 per quarter, except for the Chairman of the Audit Committee, who will receive a retainer fee of $13,750 per quarter, and the Chairman of the Compensation Committee, who will receive a retainer fee of $12,500 per quarter.

The Board has adopted the Walter Industries, Inc. Directors’ Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their director’s fees. The deferred fees, at each electing director’s option, are credited to either an income account or a stock equivalent account or are divided between the two accounts. If a director elects the income account, the director’s fees otherwise payable are credited as a dollar amount to the director’s income account on the date such fees would otherwise have been paid. If a director elects the stock equivalent account, director’s fees otherwise payable during a calendar quarter are converted to stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of the Common Stock on the first business day of the following calendar quarter, or if that date is not a trading date, on the next trading date. The income account is credited quarterly with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note as of the beginning of such calendar quarter plus 1.00%, and the stock equivalent account is credited with stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the actual owner of the number of shares of Common Stock credited to his account as of the record date for such dividend. Payments under the Directors’ Deferred Fee Plan are made in January of the year determined by the participant pursuant to an election filed with the Secretary of the Company, which may be any calendar year following the year in which the participant has his 72nd birthday or which may be the year of the participant’s first termination of his services as a director, in cash in one, five, ten or fifteen annual installments as shall be determined by the participating director. Payments from the income account are made in cash and payments from the stock equivalent account are made in cash at the Common Stock’s then current market value. Administration of the Directors’ Deferred Fee Plan will be in compliance with the American Jobs Creation Act of 2004. As of March 15, 2005, Mr. Tokarz had elected to participate in the Directors’ Deferred Fee Plan.

Under the Walter Industries, Inc. 2002 Long-Term Incentive Award Plan approved by the stockholders on April 25, 2002, each independent director receives an option to purchase 4,000 shares of Common Stock on the date of each annual meeting of the Company’s stockholders, at which the independent director is elected to the Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which are posted on the Company’s website at www.walterind.com and available in print to stockholders who request a copy and which set forth the practices the Board will follow with respect to director qualification standards, director responsibilities, director compensation, director access to management and, as necessary and appropriate, outside advisors, director orientation and continuing education, management succession and an annual self-evaluation of the Board.

Stockholder Communication with the Board

Communication by stockholders may be made to the Chairman of the Audit Committee or the Chairman of the Nominating and Corporate Governance Committee, in care of the Company’s Secretary at the Company’s headquarters address. Stockholders may also communicate with any of the independent directors, in care of the Company’s Secretary at the Company’s headquarters address. If the correspondence is specifically marked as a communication for the Board of Directors (or a specific member of the Board), the Secretary will not open or read the correspondence, but will forward it to the addressee.

Code of Conduct Policy and Compliance Program

The Board has adopted a Code of Conduct Policy and Compliance Program (“Code of Conduct”) which is applicable to all employees, directors and officers of the Company. The Code of Conduct is posted on the Company’s website at www.walterind.com and is available in print to stockholders who request a copy. The Company also has made available an Ethics Hotline, where employees can anonymously report a violation of the Code of Conduct.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid to or accrued by the Company for the account of (i) the Chief Executive Officer of the Company and (ii) each of the next most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
			Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options (#)	Long-Term Incentive Payouts ($)	All Other Compensation ($)(2)
Don DeFosset	2004		725,000	1,196,250	58,986(3)	533,250	45,000	0	118,513	(a)(b)
Chairman, Chief Executive	2003		725,000	0	*	0	100,000	203,820	96,250	(a)
Officer and President	2002		704,167	134,536	*	0	102,000	0	106,528	(a)(b)

William F. Ohrt	2004		326,312	416,566	*	213,300	18,000	0	45,288	(a)(b)
Executive Vice President	2003		320,708	0	*	0	40,000	68,693	42,414	(a)
and Chief Financial Officer	2002		309,454	77,767	*	0	33,926	0	15,515	(a)

Victor P. Patrick	2004		284,625	324,473	*	263,137	17,550	0	49,083	(a)(b)
Senior Vice President,	2003		278,609	0	38,010(5)	0	24,900	43,538	99,033	(a)(b)
Secretary and General Counsel	2002	(4)	102,083	82,500	*	0	50,000	0	75,148	(b)

George R. Richmond	2004		278,649	360,000	*	191,970	16,200	0	(c)
President of Jim Walter	2003		269,237	0	*	0	29,900	0	(c)
Resources, Inc., a	2002		259,173	129,552	*	0	17,683	0	(c)
subsidiary of the Company

Lawrence S. Comegys	2004	(6)	375,000	243,750	*	218,633	63,450	0	0
President of Jim Walter Homes, Inc.,	2003		(6)	(6)	(6)	(6)	(6)	(6)	(6)
a subsidiary of the Company	2002		(6)	(6)	(6)	(6)	(6)	(6)	(6)

*	Does not exceed reporting thresholds for perquisites and other personal benefits.

(1)	This column includes the grant date value of the restricted stock units granted in 2004. The restricted stock units vest in seven years, subject to accelerated vesting in the event stock appreciation price targets are met. For Mr. Patrick, the column includes the grant date value of an award of 3992 restricted shares granted on January 9, 2004 that vested on July 9, 2004. Dividends were paid on the restricted stock award in the same way dividends are paid on common stock.

On December 31, 2004, the named executives held the restricted stock units set forth below. The value of the shares is based on the closing price of $33.73 on December 31, 2004.

	Number of Restricted Units	Value on December 31, 2004
Don DeFosset	45,000	$1,517,850
William F. Ohrt	18,000	607,140
Victor P. Patrick	17,550	591,962
George R. Richmond	16,200	546,426
Lawrence S. Comegys	18,450	622,319

(2)	This column consists of the following:

(a)	The Retirement Savings Plan (formerly the Profit Sharing Plan) and the Supplemental Retirement Savings Plan (formerly the Supplemental Profit Sharing Plan) amounts included in this table for the plan year ended December 31, 2004 are: Mr. DeFosset, $21,217 and $74,066; Mr. Ohrt, $21,217 and $13,407; and Mr. Patrick, $21,217 and $8,552. The amounts included in this table for the plan years ended August 31, 2003 and August 31, 2002, respectively, are: Mr. DeFosset, $72,083 and $35,000; and Mr. Ohrt, $31,709 and $15,515. Effective January 1, 2004, the plan year for both the Plans was changed to a calendar year. For the 4-month stub period (September 1, 2003 – December 31, 2003) the amounts included in this table for 2003 are: Mr. DeFosset, $24,167; Mr. Ohrt, $10,705, and Mr. Patrick, $9,488.

(b)	Relocation expenses, including moving costs, temporary housing rental and travel. Amounts included in this table for 2004 are for tax reimbursement payments related to prior relocation costs as follows: Mr. DeFosset, $23,230; Mr. Ohrt, $10,664, and Mr. Patrick, $19,314. Mr. Patrick’s relocation expenses for 2003 were $89,545, and for 2002 were $75,148. Mr. DeFosset’s relocation expenses for 2002 were $71,528.

(c)	Mr. Richmond participates in the Pension Plan for Salaried Employees of Subsidiaries, Divisions and/ or Affiliates of Walter Industries, Inc. and the Company’s unfunded, non-qualified Supplemental Pension Plan, both of which are defined benefit plans described herein under “Executive Compensation — Annual Benefits Payable Under Pension Plans.”

(3)	Other annual compensation consists of a car allowance of $24,000.

(4)	Mr. Patrick was elected Senior Vice President, General Counsel and Secretary effective August 20, 2002.

(5)	Other annual compensation consists of a car allowance of $18,000 and $20,010 for one personal round- trip flight on the Company’s airplane, which was directed by the Company.

(6)	Mr. Comegys was elected President of Jim Walter Homes, Inc. effective January 4, 2004.

The following table contains information regarding the grant of stock options to the executives named in the Summary Compensation Table during the fiscal year ended December 31, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in fiscal year ended December 31, 2004	Exercise or Base Price ($/Sh)	Expiration Date(1)
Name					5%(2)	10%(2)
Don DeFosset	45,000	8.51%	$11.85	02/19/2014	$335,358	$849,863
William F. Ohrt	18,000	3.41%	$11.85	02/19/2014	$134,143	$339,945
Victor P. Patrick	17,550	3.32%	$11.85	02/19/2014	$130,790	$331,447
George R. Richmond	16,200	3.07%	$11.85	02/19/2014	$120,729	$305,951
Lawrence S. Comegys	45,000	8.51%	$13.12	01/04/2014	$371,299	$940,946
Lawrence S. Comegys	18,450	3.49%	$11.85	02/19/2014	$137,497	$348,444

(1)	The right to exercise these options expires no later than the tenth anniversary of the date on which they were granted. Each executive received a grant of non-qualified stock options. All options granted to the named executives in 2004 vest at the rate of 33-1/3% per annum, beginning on the first anniversary of the grant.

(2)	The amounts of hypothetical potential appreciation shown in these columns reflect required calculations at annual appreciation rates of 5% and 10% set by the Securities and Exchange Commission (“SEC”) and, therefore, are not intended to represent either historical appreciation or anticipated future appreciation in the price of Common Stock.

The following table contains information covering the exercise of options by the executives named in the Summary Compensation Table during the fiscal year ended December 31, 2004 and unexercised options held as of the end of the fiscal year ended December 31, 2004.

AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED DECEMBER 31, 2004
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004 (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options at December 31, 2004 ($)(1) (Exercisable/Unexercisable)
Don DeFosset	0	0	501,334/245,666	$12,873,536/5,987,419
William F. Ohrt	0	0	80,952/85,974	$1,987,233/2,058,943
Victor P. Patrick	19,927	$239,101	21,707/50,816	$468,140/1,134,186
George R. Richmond	5,000	$ 96,656	150,756/52,027	$3,140,066/1,229,415
Lawrence S. Comegys	0	0	0/63,450	$0/1,334,943

(1)	Represents the fair market value as of December 31, 2004, $33.73 per share (the closing stock price on such date), of the option shares less the exercise price of the options.

Retirement Savings Plan

Under the Retirement Savings Plan, amounts contributed by the Company for the benefit of the participants become payable upon termination of employment. In the case of the Supplemental Retirement Savings Plan, accrued amounts are payable, at the discretion of the Company, in either a lump sum or in sixty equal monthly installments. While the Retirement Savings Plan provides retirement benefits for all salaried employees of the Company and certain of its subsidiaries, the Company makes accruals for the Retirement Savings Plan only for such employees as to whom the full contribution under the Retirement Savings Plan has been limited by the Internal Revenue Code. Messrs. DeFosset and Ohrt were first eligible to receive contributions under the Retirement Savings Plan and the Supplemental Retirement Savings Plan for the plan year ended August 31, 2002. Mr. Patrick was first eligible to receive contributions under the Retirement Savings Plan and the Supplemental Retirement Savings Plan for the 4-month period September 1, 2003 – December 31, 2003 resulting from the change in plan year, effective January 1, 2004, to a calendar year. Mr. Comegys will first be eligible to receive contributions under the Retirement Savings Plan and the Supplemental Retirement Savings Plan for the plan year ending December 31, 2005.

Annual Benefits Payable Under Pension Plans

The table below sets forth the aggregate estimated annual retirement benefits payable under the Pension Plan for Salaried Employees of Walter Industries, Inc., its Subsidiaries, Divisions and Affiliates (the “Pension Plan”) and under the Company’s unfunded, non-qualified Supplemental Pension Plan (the “Supplemental Pension Plan” and, together with the Pension Plan, the “Pension Plans”) for employees of certain subsidiaries of the Company retiring at normal retirement age (65) on January 1, 2005, and is based on social security covered compensation in effect on January 1, 2005:

	Years of Service
Remuneration	15	20	25	30	35
250,000	51,844	69,125	86,406	103,687	120,968
300,000	62,905	83,873	104,841	125,809	146,777
350,000	73,967	98,623	123,279	147,935	172,591
400,000	85,030	113,374	141,717	170,060	198,404
450,000	96,093	128,124	160,155	192,186	224,217
500,000	107,156	142,874	178,593	214,312	250,030
550,000	118,219	157,625	197,031	236,437	275,843
600,000	129,280	172,373	215,466	258,559	301,652
650,000	140,342	187,123	233,904	280,685	327,466
700,000	151,405	201,874	252,342	302,810	353,279
750,000	162,468	216,624	270,780	324,936	379,092
800,000	173,531	231,374	289,218	347,062	404,905

Benefit payments under the Pension Plans are based on final average annual compensation (including overtime pay, incentive compensation and certain other forms of compensation reportable as wages taxable for Federal income tax purposes) for the five consecutive years within the final ten years of employment prior to normal retirement age (65) which produce the highest average. This is generally equivalent to the sum of the amounts included under the Salary and Bonus column headings in the Summary Compensation Table above. Benefit amounts are shown on a straight-line annuity basis, payable annually upon retirement at age 65. No offsets are made for the value of any social security benefits earned. The Company makes accruals for the Supplemental Pension Plan only for such employees as to whom the pension benefits under the Pension Plan have been limited by the Internal Revenue Code. In the case of the Supplemental Pension Plan, the employer may, in its sole discretion, elect to furnish any and all benefits due by purchasing annuities, or by other means at its disposal, including payment of the present value of such benefits.

Of the named executive officers, only Mr. Richmond is a participant in the Pension Plans, with 26.3 credited years of service.

Compensation Committee Interlocks and Insider Participation

Mr. Boyce, a member of the Compensation Committee, served as Interim Chief Executive Officer and President of the Company from August 3, 2000 to November 2, 2000, a period of 92 days.

Employment, Severance and Change-of-Control Arrangements

The Company has employment agreements with Messrs. DeFosset, Ohrt, Patrick and Comegys, and a retention agreement with Mr. Richmond. Under Mr. DeFosset’s agreement dated November 4, 2000, his base salary upon commencement of his employment was $650,000 per annum and his target bonus level is 100% of base salary. Mr. DeFosset’s agreement also provides that if he is terminated, other than for cause (as defined in the agreement), he is entitled to (a) guaranteed continuation of base salary for 24 months, (b) a pro rata bonus for the portion of the year actually worked, (c) 12 months of additional bonus computed in accordance with the plan terms in effect at the date of termination, and (d) 24 months of continuing benefits. On March 2, 2005, the Company and Mr. DeFosset entered into an agreement setting forth the terms of his retirement from the Company. Under Mr. DeFosset’s agreement, his base salary will continue up to 30 days after Mr. DeFosset’s successor is elected, extended by any unused vacation days for the current year. Mr. DeFosset’s agreement also provides (a) continuation of base salary for 24 months, including car allowance and group life and health benefit programs, (b) pro rata bonus for current year worked and 12 months additional bonus as set forth in the agreement, (c) up to $253,750 for reasonable career related services, and (d) 3 years from retirement date to exercise vested options and, provided Mr. DeFosset’s retirement occurs prior to November 2, 2005, a one-time accrual to the Supplemental Retirement Plan of an amount equal to the unvested balance in the account.

Under Mr. Ohrt’s agreement dated December 28, 2000, Mr. Ohrt’s base salary upon commencement of his employment was $290,000 per annum and his target bonus level is 65% of base salary. Mr. Ohrt’s agreement provides that after five years of continuous employment by the Company he will be entitled, upon his retirement or termination of employment, to retiree medical coverage on the same terms and conditions offered to all other eligible retired and terminated employees. Mr. Ohrt’s agreement also provides that in the event of involuntary termination, other than for cause (as defined in the agreement), he is entitled to (a) 18 months of salary continuance, including base salary and target bonus at the applicable rate in effect at the time of termination, and (b) 18 months of continuing benefits.

Under Mr. Patrick’s agreement dated July 24, 2002, Mr. Patrick’s base salary upon commencement of his employment was $275,000 per annum and his target bonus level is 60% of base salary. Mr. Patrick’s agreement also provides that in the event of involuntary termination, other than for cause (as defined in the agreement), he is entitled to (a) 18 months of salary continuance, including base salary and target bonus at the applicable rate in effect at the time of termination, and (b) 18 months of continuing benefits.

Under Mr. Comegys’ agreement dated December 19, 2003, Mr. Comegys’ base salary upon commencement of his employment was $375,000 per annum and his target bonus level is 65% of base salary. Mr. Comegys’ agreement also provides that in the event of involuntary termination, other than for cause (as defined in the agreement), he is entitled to (a) 18 months of salary continuance, including base salary and target bonus at the applicable rate in effect at the time of termination, and (b) 18 months of continuing benefits.

The Company entered into an agreement dated September 29, 2000 with Mr. Richmond pursuant to the Jim Walter Resources, Inc. (“JWR”) Retention Incentive Plan. The agreement provides for 24 months of salary continuance and a retention bonus equal to 50% of his base salary in the event Mr. Richmond is terminated due to a sale or shutdown of JWR. (In the event of a sale, Mr. Richmond will be entitled to salary continuance only if he is not offered a position with the buyer or is terminated within two years from the date of sale.) Under the agreement, Mr. Richmond will not be eligible for the salary continuance or the retention bonus if he resigns or is terminated for cause (as defined in the agreement). In addition, upon termination of Mr. Richmond’s agreement on December 31, 2005, he will be entitled to the retention bonus if he is employed by JWR on that date.

The Company has change of control agreements with Messrs. DeFosset, Ohrt, Patrick, Comegys and Richmond. Under individual Executive Change-in-Control Severance Agreements, if their employment is terminated other than for ‘Cause’ (which includes conviction of a felony) within 24 months following a change in control, the executive officers named in the Summary Compensation Table would be entitled to a lump-sum payment equivalent to base salary and annual incentive bonus (generally calculated as the average of their actual annual incentive bonuses over the preceding three years) for, and continuation of certain benefits, such as group life and medical insurance coverage during, a period of 24 months. One-fourth of that amount is in consideration for the executive’s entering into a noncompetition agreement. Mr. DeFosset’s Agreement also provides for the continuation of reimbursement for club memberships and tax planning during that period. The payments would also be due following a voluntary resignation for ‘Good Reason’ (which includes a material change in the executive’s responsibilities or annual base compensation) after a change in control. The severance benefits under the Agreements also include the immediate vesting of all unvested stock options, restricted stock and/or restricted stock units. The Agreements provide for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company. The Agreements provide that no executive is entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered thereunder.

Certain Relationships and Certain Related Transactions

On April 30, 2004, the Company sold the assets of Vestal Manufacturing Company, a wholly-owned subsidiary, for $6.0 million, subject to certain post-closing adjustments. Mr. Tokarz is the chairman and investment manager of MVC Capital, an investment fund that participated in the acquisition of Vestal’s assets. Mr. Tokarz owns less than five percent of the equity of MVC Capital. There were no fees paid to Mr. Tokarz in connection with the sale. The Company’s Board of Directors received a fairness opinion in respect of the transaction and Mr. Tokarz took no part in the consideration of the transaction by, or the vote of, the Board.

In several transactions in 2004, the Company repurchased 5,958,589 shares of Common Stock owned of record by JWC Associates, L.P., JWC Associates II, L.P., KKR Partners II, L.P., and Channel One Associates, L.P., each an affiliated partner of Kohlberg Kravis Roberts & Co., L.P. (the “KKR Partnerships”). On April 20, 2004, the Company repurchased 1,960,784 shares from the KKR Partnerships for approximately 25 million, or $12.75 per share. On April 27, 2004 the Company repurchased 2,000,000 shares from the KKR Partnerships for approximately 25 million, or $12.50 per share. On October 28, 2004, the Company repurchased 1,997,805 shares from the KKR Partnerships for approximately 32,284,528 million, or $16.16 per share. Mr. Golkin is a general partner of KKR Associates, L.P., which is the sole general partner of each of the KKR Partnerships. All beneficial ownership interest in the stock of the KKR Partnerships is disclaimed by Mr. Golkin, except to the extent of his economic interest in KKR Associates, L.P. Mr. Golkin took no part in the consideration of the transactions by, or the vote of, the Board.

PERFORMANCE GRAPH

The following line graph compares the Company’s cumulative stock market performance with the Russell 2000 Stock Index (“Russell 2000”) and the Dow Jones Diversified Industrials Index (“Dow Jones Diversified Industrials”).

Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Company’s Common Stock, the Russell 2000 and the Dow Jones Diversified Industrials on June 1, 1999 and (ii) reinvestment of all dividends.

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
$300
$250
$200
$150
$100
$50
$0
May99
May00
Dec00
Dec01
Dec02
Dec03
Dec04
WALTER INDUSTRIES INC
RUSSELL 2000
DOW JONES DIVERSIFIED INDUSTRIALS

	INDEXED RETURNS
	Base Period May 99	Years Ending
Company/Index		May 00	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04
WALTER INDUSTRIES INC	100	83.13	58.05	88.65	85.73	106.82	272.21
RUSSELL 2000.	100	109.91	112.47	115.27	91.66	134.97	159.70
DOW JONES DIVERSIFIED INDUSTRIALS	100	130.54	129.10	116.07	75.37	101.95	121.50

REPORT OF THE COMPENSATION AND HUMAN RESOURCES
COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Human Resources Committee of the Board (the “Committee”) consists entirely of independent directors and is responsible for reviewing and approving executive compensation philosophy and policies, as well as the application of such policies to the compensation of the Company’s Chief Executive Officer and other executive officers. The Committee is also responsible for the administration of and awards under the Amended 1995 Long-Term Incentive Stock Plan of Walter Industries, Inc. (the “1995 Stock Plan”) and the 2002 Long-Term Incentive Award Plan (the “2002 Stock Plan”).

General Compensation Policy

The purpose of the Company’s executive compensation program is to (i) attract, motivate and retain qualified key executives who are responsible for the success of the Company as a whole, (ii) provide incentives to management to increase stockholder value, (iii) increase the overall performance of the Company and (iv) increase the performance of individual executives.

Principal Compensation Elements

The principal elements of the Company’s executive compensation for the year ended December 31, 2004 were base pay, annual cash incentive compensation and stock-based incentives. To determine guidelines for each of these elements of compensation, the Company has, for many years, maintained specific salary grade levels and corresponding pay ranges for every salaried position in the Company. Such salary ranges are periodically benchmarked against external salary survey data, including comparable compensation data for numerous diversified manufacturing and residential construction companies. The Committee believes that such surveys provide a reliable standard for measuring the Company’s compensation practices. As part of this benchmarking process, the Company reviews and evaluates its executive pay structure with outside compensation consultants to confirm the validity of the executive salary ranges and to conform such structure with competitive market levels for several key positions, including the Chief Executive Officer. The Committee generally aims to set the midpoint of each element of compensation within a salary grade, as well as overall compensation for each salary grade, at approximately the 50th percentile relative to a group of companies deemed by the Committee to be comparable to the Company. In respect of individual executives within a salary grade, the Committee will vary compensation depending on the factors described below.

Base Salary

The Committee annually reviews and approves the base salary of each executive officer. In determining salary adjustments, the Committee considers the responsibilities associated with the position, individual contribution and performance, position within the salary range, retention, experience, Company performance and applicable external salary survey data.

Executive Bonuses

The Company’s executive officers are eligible for annual cash bonuses under the Company’s Executive Incentive Plan (the “Incentive Plan”). The Incentive Plan utilizes targets based on objective annual financial and individual goals to determine bonus funding pools for key corporate and subsidiary employees. The financial goals account for 80% of an individual’s potential incentive award. Each plan participant also has specific individual goals, which account for 20% of the potential incentive award. Minimum financial thresholds must be achieved for the portion attributable to individual goals to be payable. The maximum any participant can receive is an amount equal to 200% of the participant’s target bonus. These individual and financial goals are established at the beginning of the plan year. Incentive awards paid to employees of the Company’s operating subsidiaries are based on the performance of the respective subsidiaries and the performance of the Company as a whole, and incentive awards paid to corporate employees are based on the performance of the Company as a whole. Financial goals for corporate officers are based on the net income of the Company and its return on net assets (“RONA”). Financial targets for subsidiary presidents are based on operating income and RONA of their respective subsidiaries, as well as the Company’s net income.

Based on the formula described above for achievement of financial goals and the achievement of individual goals, in February of 2005, the Committee approved aggregate cash bonuses for the 140 eligible executives (other than Mr. DeFosset) of $6,439,120.

Stock-Based Compensation

The Committee believes that equity ownership by management is beneficial in aligning the interests of management and the Company’s stockholders for the purpose of enhancing stockholder value. To this end, in July 1995 the Company adopted the 1995 Stock Plan and in September 1997 amended the 1995 Stock Plan to provide for additional shares of Common Stock, and in April 2002 the Company adopted the 2002 Stock Plan pursuant to which an initial three million shares of Common Stock are subject to future grants.

One of the purposes of the 1995 Stock Plan and the 2002 Stock Plan is to provide stock based awards as components of executive compensation to assure external competitiveness of total compensation, encourage equity ownership by key executives, motivate executives to improve long-term stock performance, retain executives and align executives’ interests with the enhancement of stockholder value.

Under both the 1995 Stock Plan and 2002 Stock Plan, grants of awards are made periodically by the Committee based on recommendations of the Chief Executive Officer (with the exception of grants to the Chief Executive Officer) and the advice of the Committee’s outside consultant, taking into consideration the respective responsibilities of each position, external stock-based compensation survey data, and the strategic and operational goals and performance of each participant. Awards to the Chief Executive Officer are determined separately by the Committee and are based upon, among other things, the Committee’s appraisal of the contributions by the Chief Executive Officer to the Company’s long-term performance. The Committee bases the annual equity award on a target projected cash value of the award, using a modified Black-Scholes formula.

Based on external benchmarking data, at the time of the granting of stock-based awards in 2004, the Committee believed that the equity component of executive compensation was somewhat below the 50th percentile for comparable companies. In order to bring this compensation element into a more competitive position, while minimizing the possible dilutive effect of additional share grants, the Committee determined to grant a combination of stock options and restricted stock units (RSUs) to the senior executives of the Company. In previous years, the equity awards had consisted virtually exclusively of stock options. Because RSUs have a considerably higher Black-Scholes valuation than stock options, the Committee was able to increase the value of the awards to the executives while decreasing the number of shares subject to the grant compared to prior years. In order to maximize the retention and motivational elements of the RSUs, the Committee provided that they would vest after seven years, subject to accelerated vesting of 25% per year of the RSUs granted in the event that stock price appreciation exceeded 15% compounded annually. In January of 2004, the Committee also authorized a special award of 3,992 restricted shares to Mr. Patrick in recognition of his achievement of significant strategic goals. These shares vested on July 9, 2004.

The exercise prices for all options granted during the year ended December 31, 2004 were at the then market value of the Common Stock based on an average of the high and low prices on the date of the grant. The exercise price of options granted, the life of all equity awards, vesting of awards and other terms and conditions of awards granted under the 1995 Stock Plan and the 2002 Stock Plan are determined by the Committee, in its discretion. Options must expire not more than ten years from their date of grant, subject to certain conditions and restrictions as required by law and/or as set forth in the 1995 Stock Plan and 2002 Stock Plan.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the

$1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined in Section 162(m) of the Code. All of the members of the Committee qualify as “outside directors.” The Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) of the Code so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation. In September 1997, the stockholders approved the Incentive Plan.

Compensation of Chairman of the Board and Chief Executive Officer

The compensation of the Chief Executive Officer of the Company consists of the same key elements of compensation as other senior executives. Don DeFosset, Chairman of the Board and Chief Executive Officer, did not receive a base pay increase in 2004.

Annual incentive awards for the Chief Executive Officer are based on achievement of annual financial goals for the Company as a whole as well as achievement of individual performance goals, each as reviewed with the Chief Executive Officer by the Committee and approved in the first quarter of 2004. For 2004, the Committee established a formula pursuant to which 80% of the award would be based on performance targets for consolidated net earnings and return on net assets for the Company as a whole, and 20% would be based on Mr. DeFosset’s individual performance goals. Mr. DeFosset’s individual goals consisted of strategic and operational objectives for the Company and the subsidiaries intended to enhance shareholder value. The Committee calculated the performance of the Company against the financial goals and evaluated Mr. DeFosset’s individual performance against his individual performance goals and in February 2005, approved his incentive award for 2004 in the amount of $1,196,250.

In 2004, the Committee awarded Mr. DeFosset 45,000 non-qualified stock options and 45,000 RSUs. This award was based on the responsibilities of his position, external stock-based compensation survey data, his strategic and operational goals and performance, and the Committee’s appraisal of the contributions by the Chief Executive Officer to the Company’s long-term performance.

Stock Ownership

The Committee believes that senior executives should have a meaningful equity interest in the Company. Mr. DeFosset owns in excess of 90,000 shares of Company stock (excluding exercisable options), and the employment agreements of each of Messrs. Ohrt, Patrick and Comegys obligated them to purchase $100,000 in Company stock, respectively. These obligations have been fulfilled.

Summary

The Committee believes that the mix of market-based salaries, significant variable cash incentives for short-term performance and long-term incentives in the form of cash and stock-based awards which provide the potential for equity ownership in the Company represents a balance that will enable the Company to attract and retain key executive talent necessary for long-term growth. The Committee further believes that this program aligns the interests of stockholders and the interests of management, while appropriately meeting the needs of the Company in operating its businesses.

COMPENSATION AND HUMAN RESOURCES
COMMITTEE
Donald N. Boyce, Chairman
Perry Golkin
Bernard G. Rethore
Neil A. Springer

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee reports as follows with respect to the audit of the Company’s audited financial statements for the fiscal year ended December 31, 2004:

The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting, internal controls and audit functions. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent auditors. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of fiscal 2004, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and PricewaterhouseCoopers LLP at each regularly scheduled Committee meeting. The Committee also held a number of special meetings to discuss issues as they arose. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2005.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PricewaterhouseCoopers LLP their firm’s independence.

Based on the foregoing discussions with and reports of management and the independent auditors of the Company and the Audit Committee’s review of the representations of management, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

AUDIT COMMITTEE
Neil A. Springer, Chairman
Jerry W. Kolb
Bernard G. Rethore

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to the Reporting Persons were complied with during the fiscal year ended December 31, 2004, except that a Form 4 filed on behalf of Mr. Boyce was accepted for filing one day late due to an error on the part of the corporate Secretary’s office, and Forms 4 to report one sale of shares by each of JWC Associates, L.P., JWC Associates II, L.P. and KKR Partners II, L.P. (and, indirectly, deemed sales by their general partner, KKR Associates, L.P., and its general partners, Messrs. Kravis, Roberts, Michelson, Raether, Greene, Golkin, Stewart and Gilhuly) were accepted for filing on the SEC’s electronic filing system one day late due to technical problems with the Reporting Persons’ timely attempted filing.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following tables furnish information, as of March 15, 2005, as to: (i) shares of Common Stock beneficially owned by each current director, each nominee for director and each executive officer of the Company named in the Summary Compensation Table herein; (ii) shares of Common Stock beneficially owned by all current directors and executive officers of the Company as a group; and (iii) the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock. Except as indicated below, to the knowledge of the Company, each person indicated in the following tables has sole voting and investment power as to the shares shown.

Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Outstanding
Donald N. Boyce Director	28,001	(1)	*
Simon Brown Director	0		*
Howard L. Clark, Jr. Director	8,001	(2)	*
Don DeFosset Chairman of the Board, President and Chief Executive Officer	132,259		*
Perry Golkin Director	0		*
Jerry W. Kolb Director	2,335	(3)	*
Bernard G. Rethore Director	6,000	(4)	*
Neil A. Springer Director	4,500	(5)	*

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Outstanding
Michael T. Tokarz Director	8,001	(6)	*
William F. Ohrt Executive Vice President and Chief Financial Officer	99,112	(7)	*
Victor P. Patrick Senior Vice President, Secretary and General Counsel	43,870	(8)	*
George R. Richmond President of Jim Walter Resources, Inc., a subsidiary of the Company	123,104	(9)	*
Lawrence S. Comegys President of Jim Walter Homes, Inc., a subsidiary of the Company	35,900	(10)	*
All current directors and executive officers as a group (18 individuals)	686,350	(11)	1.8

*	Less than 1% of outstanding Common Stock

(1)	Includes 10,000 shares owned by Mr. Boyce’s wife and options to purchase 8,001 shares exercisable currently or within 60 days of March 15, 2005.

(2)	Includes options to purchase 8,001 shares exercisable currently or within 60 days of March 15, 2005.

(3)	Includes options to purchase 1,335 shares exercisable currently or within 60 days of March 15, 2005.

(4)	Includes options to purchase 4,000 shares exercisable currently or within 60 days of March 15, 2005.

(5)	Includes options to purchase 4,000 shares exercisable currently or within 60 days of March 15, 2005.

(6)	Includes options to purchase 8,001 shares exercisable currently or within 60 days of March 15, 2005.

(7)	Includes options to purchase 50,775 shares exercisable currently or within 60 days of March 15, 2005.

(8)	Includes options to purchase 10,766 shares exercisable currently or within 60 days of March 15, 2005.

(9)	Includes options to purchase 77,199 shares exercisable currently or within 60 days of March 15, 2005.

(10)	Includes options to purchase 6,150 shares exercisable currently or within 60 days of March 15, 2005.

(11)	Includes 253,713 shares purchasable by all current directors and executive officers under stock options exercisable currently or within 60 days of March 15, 2005.

Ownership of Principal Stockholders

The following table sets forth, as of March 15, 2005 (except where otherwise indicated), information as to those holders (other than officers and directors of the Company), known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company’s Common Stock. Except as indicated below, to the knowledge of the Company, each stockholder indicated in the following table has sole voting and investment power as to the shares shown.

Name and Mailing Address	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Appaloosa Management LP(1) David A. Tepper 26 Main Street, First Floor Chatham, NJ 07928	5,895,100	15.6

Barclays Global Investors, N.A.(2) 45 Fremont Street, 17th Floor San Francisco, CA 94105	3,131,760	8.3

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	2,356,755	6.2

LSV Asset Management(4) 1 N. Wacker Drive Chicago, IL 60606	1,939,900	5.1

(1)	According to the Form 4 filed by David A. Tepper on behalf of Appaloosa Management LP and affiliated entities (collectively “Appaloosa”) with the SEC on November 23, 2004, Appaloosa beneficially owns 5,895,100 shares of Common Stock. Of such shares, Appaloosa Investment Limited Partnership (“AILP”) owns 3,091,398 shares of Common Stock and Palomino Fund Ltd (“Palomino”) owns 2,708,602 of Common Stock. Mr. Tepper is the sole stockholder and President of Appaloosa Partners Inc. (“API”). API is the general partner of and Mr. Tepper owns a majority of the limited partnership interests of Appaloosa Management LP. Appaloosa Management LP is the general partner of AILP and acts as an investment advisor to Palomino. Mr. Tepper disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in the entities.

(2)	According to the Schedule 13G filed by Barclays Global Investors, N.A. on behalf of itself and certain of its affiliated entities (collectively, “Barclays”) on February 14, 2005 (the “Barclays 13G”), Barclays beneficially owns 3,131,760 shares of Common Stock. Of such shares, Barclays Global Investors, N.A. owns 2,850,257 shares, Barclays Global Fund Advisors owns 276,603 shares and Palomino Limited owns 4,900 shares. According to the Barclays 13G, Barclays has sole voting power over 2,834,754 shares, shared voting power over none of the shares, sole dispositive power over 3,131,760 shares and shared dispositive power over none of the shares.

(3)	According to the Form 8-K filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 31, 2005, BlackRock announced it had completed on January 31, 2005 its acquisition of SSRM Holdings, Inc., the holding company of State Street Research & Management Co. (“State Street”) and the merger of the State Street funds with the BlackRock funds. According to the Schedule 13G filed by State Street with the SEC on March 14, 2005, State Street reported that, as of December 31, 2004, it had ceased to beneficially own more than five percent of the class of securities of the Company. According to the Form 13F filed by State Street with the SEC on January 28, 2005 for the calendar year or quarter ended December 31, 2004, certain mutual funds and/or institutional accounts managed by State Street owned 1,156,550 shares of Common Stock over which State Street has sole voting and dispositive power.

According to the Form 13F filed by BlackRock with the SEC on February 4, 2005 for the calendar year or quarter ended December 31, 2004 (the “BlackRock 13F”) certain mutual funds and/or institutional accounts managed by BlackRock owned 1,200,205 shares of Common Stock. According to the BlackRock 13F, BlackRock has sole dispositive power over all the shares, sole voting power over 757,000 of the shares and no voting power over the remainder of the shares.

(4)	According to the Form 13G filed by LSV Asset Management (“LSV”) with the SEC on February 11, 2005 (the “LSV 13G”), LSV beneficially owns 1,939,900 shares of Common Stock. According to the LSV 13G, LSV has sole voting power over 1,254,400 shares, shared voting power over none of the shares, sole dispositive power over 1,939,900 shares and shared dispositive power over none of the shares.

OTHER BUSINESS

The Board and management do not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business which other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholder proposals must conform to the Company’s by-laws and the requirements of the SEC. If a stockholder intends to present a proposal at the 2006 Annual Meeting, SEC rules require that the Company receive the proposal by November 28, 2005, for possible inclusion in the Proxy Statement. If the date of the 2006 Annual Meeting changes by more than 30 days from April 28, 2006, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials for the 2006 Annual Meeting. The Company will determine whether to include a proposal in the Proxy Statement in accordance with SEC rules governing the solicitation of proxies.

If a stockholder intends to nominate a candidate for director, the Company’s by-laws require that the Company receive timely notice of the nomination. A nomination for the 2006 Annual Meeting will be considered timely if it is received no earlier than January 8, 2006 and no later than January 28, 2006. The notice of nomination must describe various matters specified in the Company’s by-laws, including the name and address of the stockholder making the nomination, the number of shares held by the stockholder, each proposed nominee, each of their occupations and certain other information.

Each notice must be given to the Secretary of the Company, whose address is 4211 W. Boy Scout Blvd., Tampa, Florida 33607. The mailing address of the Company is P.O. Box 31601, Tampa, Florida 33631.

By Order of the Board
Victor P. Patrick
Secretary
Walter Industries, Inc.

Tampa, Florida
March 28, 2005

WALTER INDUSTRIES, INC.
C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Walter Industries, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walter Industries, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WALTER	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALTER INDUSTRIES, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.
Vote On Directors					For All ¡	Withhold All ¡	For All Except ¡	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	To elect as Directors of Walter Industries, Inc. the nominees listed below.
	01) 02) 03) 04)	Donald N. Boyce Howard L. Clark, Jr. Don DeFosset Jerry W. Kolb	05) 06) 07)	Bernard G. Rethore Neil A. Springer Michael T. Tokarz

Vote On Proposal								For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2005.							¡	¡	¡

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WALTER INDUSTRIES, INC.

Annual Meeting of Stockholders — April 28, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Walter Industries, Inc., a Delaware corporation, hereby appoint(s) Michael T. Tokarz, Donald N. Boyce and Don DeFosset, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Walter Industries, Inc., to be held April 28, 2005 at 10:00 a.m., at the Saddlebrook Resort, 5700 Saddlebrook Way, Wesley Chapel, Florida 33543, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side:

     PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)